FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports 2012 Third Quarter Results

STAMFORD, Conn., November 1, 2012 - WWE (NYSE:WWE) today announced financial results for its third quarter ended September 30, 2012. Revenues totaled $104.2 million as compared to $108.5 million in the prior year quarter. Operating income was $5.0 million as compared to $15.9 million in the prior year quarter. Net income was $3.5 million, or $0.05 per share, as compared to $10.6 million, or $0.14 per share, in the prior year quarter. Excluding items that impacted comparability on a year-over-year basis, Adjusted Operating income was $7.1 million as compared to $21.0 million in the prior year quarter, and Adjusted Net income was $5.0 million, or $0.07 per share, as compared to $14.1 million, or $0.19 per share, in the prior year quarter. The decline in earnings, on both an "As Reported" and "Adjusted" basis, was driven by $6.6 million in incremental expenses from the return to a more normalized level of management incentive compensation in the current year quarter compared to a reduced level of management incentive compensation in the prior year quarter, a reduction in net home video revenue, and lower video game sales primarily from one fewer video game release in the current year quarter.

“In the third quarter, we continued to make important progress on our key strategic initiatives, expanding our content and distribution and enhancing our brand strength,” stated Vince McMahon, Chairman and Chief Executive Officer.  “The production and licensing of new programs, including a third hour of Raw, the WWE Main Event™ and WWE Saturday Morning Slam™, as well as the development of online distribution on Hulu Plus exemplify our achievement of these goals. The performance of our new programs, which have attracted an average audience 14% to 50% higher than the viewership of the programs they replaced, demonstrate our ability to build consumer interest, which forms the foundation of our proposed WWE Network.”

“Our fundamental operating metrics showed continued strength. Average attendance increased 6% at our live events in North America and Pay-Per-View buys increased 13% for the three comparable events in the quarter,” added George Barrios, Chief Financial Officer. “While the quarter had an anticipated decline in earnings, based on our results to-date, we are raising our financial forecast for the full year. We expect that our 2012 earnings will be 15% to 25% above our 2011 net income and 10% to 15% above our 2011 EBITDA results, both on an 'as reported' basis.”

Comparability of Results
Our current year quarter results included $2.1 million in network-related operating expenses. The prior year quarter results included a film impairment charge of $5.1 million. In order to facilitate an analysis of our financial results on a more comparable basis, where noted, we have adjusted our results to exclude these items from our results. (See Schedules of Adjustments in Supplemental Information).

Three Months Ended September 30, 2012 - Results by Region and Business Segment
Revenues declined 4% reflecting a $4.7 million reduction from outside North America. Revenues from North America were essentially flat to the prior year quarter as increases from our Live and Televised Entertainment segment were offset by declines in our Consumer Products and WWE Studios businesses. Revenues from outside North America declined 16% primarily due to a reduction in the EMEA region from changes in the number of live events and weekly telecasts, which impacted our Live and Televised Entertainment segment (as described in the business segment discussion below).
The following tables reflect net revenues by region and by segment (in millions):

	Three Months Ended
	September 30, 2012	September 30, 2011
Net Revenues By Region:
North America	$80.0	$79.6
Europe/Middle East/Africa (EMEA)	9.4	14.1
Asia Pacific (APAC)	13.3	12.6
Latin America	1.5	2.2
Total net revenues	$104.2	$108.5

	Three Months Ended
	September 30, 2012	September 30, 2011
Net Revenues By Segment:
Live and Televised Entertainment	$79.0	$78.1
Consumer Products	15.8	19.8
Digital Media	7.5	6.9
WWE Studios	1.9	3.7
Total net revenues	$104.2	$108.5

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses increased 1% to $79.0 million reflecting increased merchandise sales at our live events and incremental Pay-Per-View revenue from the strong performance of our SummerSlam® event.

•
Live Event revenues were $22.8 million as compared to $23.0 million in the prior year quarter as increases in average attendance and ticket prices at our events in domestic and international markets were offset by a reduction in the number and mix of international events.

•
There were 77 total events, including 70 events in North America and 7 events in international markets, in the current quarter as compared to 79 events, including 64 events in North America and 15 events in international markets in the prior year quarter.

•
North American events generated revenues of $17.0 million as compared to $14.2 million in the prior year quarter, with growth of $2.8 million reflecting increases in the number of events, average attendance and average realized ticket price. There were 6 additional events in the period, representing a 9% increase from the prior year quarter. Average attendance increased 6% to approximately 5,200 from 4,900 in the prior year quarter. In addition, the average ticket price for these events increased 3% to $42.73 from $41.34 in the prior year quarter.

•
International events generated revenues of $5.8 million as compared to $8.8 million in the prior year quarter as the impact of fewer events in the period more than offset increases in average attendance and in the average realized ticket price. There were 8 fewer events in the period, representing a 53% decline from the prior year quarter. Average attendance increased 17% to approximately 8,400 from 7,200 in the prior year quarter. In addition, the average ticket price for these events increased 23% to $98.23 from $80.08 in the prior year quarter. The increases in both average attendance and average ticket price reflected, in part, changes in territory mix as events in the current year quarter were concentrated in cities with greater economic strength than in the prior year quarter.

•
Pay-Per-View revenues were $16.3 million as compared to $15.8 million in the prior year quarter. Revenue increased 3% as a 13% increase in buys for our third quarter events was partially offset by the timing of buys for prior period events. The growth in buys for our current quarter events was predominantly due to our SummerSlam pay-per-view. Buys for that event increased 21% from the prior year quarter, demonstrating its creative strength and audience appeal. Offsetting this performance, buys for WrestleMania, a prior period event, declined 63,000 primarily due to timing. On a year-to-date basis, buys for this premiere event remained 8% above the prior year period.

The details for the number of buys (in 000s) are as follows:

		Three Months Ended
Broadcast Month	Events (in chronological order)	September 30, 2012	September 30, 2011

July	Money in the Bank™	188	195
August	SummerSlam®	358	296
September	Night of Champions®	189	161

Prior events		54	106
Total		789	758

•
Television revenues were $34.0 million in both the current and prior year quarter. Incremental license fees from the production and distribution of new programs and contractual increases for our existing programs were offset by the timing and number of domestic SmackDown and international telecast weeks within our fiscal quarter (i.e., 13 telecast weeks compared to 14 in the prior year quarter), and by a reduction in sponsorship revenue related to our television assets. An additional hour of our weekly Raw program was licensed to USA Network and debuted on July 23, 2012.

•
Venue Merchandise revenues were $4.5 million as compared to $3.6 million in the prior year quarter. The 25% increase was primarily due to a 26% increase in total domestic (U.S.) attendance. Domestic per capita merchandise sales increased 1% to $10.28 in the current year quarter.

Consumer Products
Revenues from our Consumer Products businesses decreased 20% to $15.8 million from $19.8 million in the prior year quarter, primarily due to a decline in Licensing revenue, with one fewer video game release in the current quarter.

•
Home Video net revenues were $6.4 million as compared to $8.3 million in the prior year quarter. The 23% decline in revenue reflected a reduction in average unit price and an adjustment to our allowance for returns that were partially offset by an increase in shipments. Although shipments increased 36% to 933,100 units, a majority of this growth was derived from lower priced new release and catalog titles; the resulting change in product mix contributed to a 16% reduction in average price to $11.01. A $1.7 million adjustment to our allowance for returns was made to reflect lower sell-through rates, primarily from our prior period releases, and increased our reserve for returns to 50% of gross retail revenue as compared to 21% in the third quarter last year.

•
Licensing revenues were $7.1 million as compared to $9.0 million in the prior year quarter. The 21% decline was primarily due to reduced sales of video game and novelty products. Royalties earned from the sale of video games declined by $1.2 million primarily from one fewer release, WWE All Stars, in the period. WWE All Stars was released in March 2011 and will not be refreshed in the current year. Shipments of our franchise video game, WWE' 12, also declined 5% in the quarter to 127,000 units, resulting in a 22% decline year-to-date. Royalties from the sale of toys, however, increased 16%, or $0.5 million, reflecting the introduction of our Brawlin' Buddies toy by Mattel with strong domestic retail support.

•	Magazine publishing net revenues were $1.6 million as compared to $1.9 million in the prior year quarter, reflecting lower newsstand sales in the current year quarter.
Digital Media
Revenues from our Digital Media related businesses were $7.5 million as compared to $6.9 million in the prior year quarter, representing a 9% increase.

•
WWE.com revenues increased to $4.8 million from $3.7 million in the prior year quarter, primarily due to increased rights fees associated with the licensing of original short-form content to YouTube. The related programming agreement with YouTube commenced in February, 2012. Sales of online advertising were down slightly from the prior year quarter.

•
WWEShop revenues declined to $2.7 million from $3.2 million in the prior year quarter primarily due to a 21% decline in the volume of online merchandise sales to approximately 54,000 orders. The average revenue per order increased 2% to $47.77.

WWE Studios
During the quarter, WWE Studios recognized revenue of $1.9 million as compared to $3.7 million in the prior year quarter, reflecting the timing of releases from our pre-2010 movie portfolio. There were three feature films released in the current quarter, Barricade, No Holds Barred, and The Day as compared to one release, Inside Out, in the prior year quarter. No Holds Barred was distributed as a remastered DVD edition of a 1989 theatrical release. The Day was distributed as a limited theatrical release. Revenue generated by this movie will be recognized as participation statements are received. As such, no revenues were recorded for this movie during the quarter. The quarter was characterized by a $4.6 million reduction in film losses as the prior year quarter included a $5.1 million impairment charge related to our self distributed films. Excluding the impact of that charge, WWE Studios' movie portfolio generated a loss of $1.5 million compared to an adjusted loss of $1.0 million in the prior year quarter.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution declined 3% to $42.8 million in the current year quarter as improved results (i.e., reduced losses) from our WWE Studios' movie projects were offset by the aforementioned reduction in net home video revenue, and lower video game sales with one fewer game release in the period. Gross profit margin of 41% was flat to the prior year quarter. Excluding the impact of film impairments in the prior year quarter, our current year third quarter results compared to an adjusted profit contribution of $49.1 million and adjusted gross profit margin of 45% in the prior year quarter. (See Schedules of Adjustments in Supplemental Information).
Selling, general and administrative expenses
SG&A expenses were $32.5 million for the current year quarter as compared to $24.5 million in the prior year quarter. These results reflected the return to a more normalized level of management incentive compensation, which resulted in a year-over-year increase of approximately $5.6 million, increased salary expenses, and higher marketing expenses and professional fees partially offset by a reduction in severance costs. The rise in staffing costs (excluding management incentive compensation) was incurred primarily to support a potential network. These network-related costs reached approximately $2.1 million in the current year quarter.

Depreciation and amortization
Depreciation and amortization expense totaled $5.3 million for the current year quarter as compared to $3.6 million in the prior year quarter. The increase in depreciation and amortization expense derives from our investment in assets to support our efforts to launch a potential network.
EBITDA
EBITDA was $10.3 million in the current year quarter as compared to $19.5 million in the prior year quarter. The decline was driven by several key factors, including the return to a more normalized level of management incentive compensation, which resulted in $6.6 million of incremental expenses, reduced profits from our home video and licensing operations and ongoing investment to support a potential network. These factors were partially offset by reduced losses from our movie portfolio. Adjusted EBITDA (excluding the impact of network-related expenses and film impairments) was $12.4 million as compared to $24.6 million in the prior year quarter.
Investment and Other (Expense) Income
Investment income totaled $0.6 million in the current year quarter as compared to $0.5 million in the prior year quarter. Interest expense of $0.4 million in the current quarter consisted primarily of the amortization of loan origination costs and a fee related to the unused portion of our revolving credit facility, which was established in the third quarter of 2011. Other expense of $0.2 million, as compared to other expense of $0.7 million in the prior year quarter, reflected $0.1 million in realized foreign exchange gains in the current quarter as compared to $0.4 million in foreign exchange losses in the prior year quarter.
Effective tax rate
In the current year quarter, the effective tax rate was 30% as compared to 32% in the prior year quarter. The current and prior year quarter effective tax rates were positively impacted by the recognition of previously unrecognized tax benefits.
Summary Results for the Nine Months Ended September 30, 2012
Total revenues through the nine months ended September 30, 2012 were $368.9 million as compared to $371.0 million in the prior year period. Operating income for the current year period was $40.7 million versus $50.1 million in the prior year period. Net income was $30.8 million, or $0.41 per share, as compared to $33.5 million, or $0.45 per share, in the prior year period. EBITDA was $54.7 million for the current nine month period as compared to $61.0 million in the prior year period. Excluding items that impacted comparability on a year-over-year basis, Adjusted Operating income was $47.4 million compared to $61.3 million in the prior year period, and Adjusted Net income was $31.5 million, or $0.42 per share, compared to $41.1 million, or $0.55 per share, in the prior year period. The declines in Operating income and Adjusted Operating income were driven by $7.4 million in incremental expenses from the return to a more normalized level of management incentive compensation in the current year period compared to a reduced level of management incentive compensation in the prior year period, and lower video game sales primarily from one fewer video game release in the current year period, which more than offset improved results from our Pay-Per-View business.
Nine Months Ended September 30, 2012 - Results by Region and Business Segment
Revenues from North America increased 2% primarily driven by the performance of WrestleMania and our Pay-Per-View business. Revenues from outside North America decreased 8% reflecting lower sales in the EMEA and Latin America regions, which were led by declines in our Consumer Products business.
The following tables reflect net revenues by region and by segment (in millions):

	Nine Months Ended
	September 30, 2012	September 30, 2011
Net Revenues By Region:
North America	$278.3	$272.3
Europe/Middle East/Africa	51.6	57.0
Asia Pacific	30.1	29.3
Latin America	8.9	12.4
Total net revenues	$368.9	$371.0

	Nine Months Ended
	September 30, 2012	September 30, 2011
Net Revenues By Segment:
Live and Televised Entertainment	$271.8	$259.0
Consumer Products	67.4	76.2
Digital Media	22.4	19.2
WWE Studios	7.3	16.6
Total net revenues	$368.9	$371.0
Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $271.8 million for the current year period as compared to $259.0 million in the prior year period, representing an increase of 5%.

	Nine Months Ended
	September 30, 2012	September 30, 2011
Live events	$80.4	$77.8
Venue merchandise	15.0	14.4
Pay-per-view	70.6	63.7
Television rights fees	98.9	97.6
Other	6.9	5.5
Total	$271.8	$259.0
Consumer Products
Revenues from our Consumer Products businesses were $67.4 million for the current year period as compared to $76.2 million in the prior year period, representing a decrease of 12%.

	Nine Months Ended
	September 30, 2012	September 30, 2011
Licensing	$37.9	$44.9
Home video	23.4	23.9
Magazine publishing	4.3	5.7
Other	1.8	1.7
Total	$67.4	$76.2
Digital Media
Revenues from our Digital Media related businesses were $22.4 million as compared to $19.2 million in the prior year period, representing an increase of 17%.

	Nine Months Ended
	September 30, 2012	September 30, 2011
WWE.com	$13.5	$9.8
WWEShop	8.9	9.4
Total	$22.4	$19.2
WWE Studios
During the current year period, WWE Studios recognized revenue of $7.3 million as compared to $16.6 million in the prior year period, reflecting the relative performance and timing of releases from our movie portfolio. Film results improved by $10.8 million from the prior year period driven by the reduction of impairment charges in the current year period.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution increased 6%, or $9.2 million, to $153.6 million, primarily driven by reduced losses from our WWE Studios film projects and the strong performance of our Pay-Per-View events, including both WrestleMania and SummerSlam, partially offset by reduced video game sales. Excluding the film impairment charges in the current and prior year periods, Adjusted Profit contribution of $154.4 million and Adjusted Profit contribution margin of 42% were essentially flat to the prior year period. (See Schedules of Adjustments in Supplemental Information).
Selling, general and administrative expenses
SG&A expenses were $98.9 million for the current year period as compared to $83.4 million in the prior year period. This 19% increase reflects higher salary expenses and the return to a more normalized level of management incentive compensation, and to a lesser extent an increase in professional fees partially offset by a reduction in severance costs. The rise in staffing costs (excluding management incentive compensation) was incurred primarily to support a potential network. These network-related costs reached approximately $5.9 million in the current year period. Excluding these costs, SG&A expenses increased 12% to $93.1 million in the current year period.
EBITDA
EBITDA for the current year period was approximately $54.7 million as compared to $61.0 million in the prior year period. The 10% decline was predominantly due to the return to a more normalized level of management incentive compensation, increased SG&A expenses and a reduction in video game sales that more than offset the reduced losses from our film business and the strong performance of our Pay-Per-View operations. Adjusted EBITDA (excluding the impact of network-related expenses and film impairments) was $61.4 million as compared to $72.2 million in the prior year period.
Investment and Other Income (Expense)
Investment income was $1.7 million in the current period as compared to $1.5 million in the prior year period. Interest expense of $1.4 million in the current period includes the amortization of loan origination costs and a fee on the unused portion of our revolving credit facility, which was established in the third quarter of 2011. Interest expense in the prior year was $0.2 million and related primarily to our mortgage which was paid off in 2012. Other expense was approximately $0.7 million in the current year period as compared to $1.1 million in the prior year period, where the decline reflected changes in non-income state taxes.
Effective tax rate
The effective tax rate was 24% in the current year period as compared to 33% in the prior year period. The current year effective tax rate was positively impacted by the recognition of approximately $4.2 million in previously unrecognized tax benefits, primarily related to the settlement of several audits including the State of Connecticut, the IRS and other state and local jurisdictions.
Cash Flows
Net cash provided by operating activities was $41.0 million for the nine months ended September 30, 2012 as compared to $47.8 million in the prior year period. This $6.8 million decrease was primarily driven by our network related spending.

Purchases of property and equipment increased $16.2 million from the prior year period, primarily due to additional investment in assets to support our efforts to create and distribute new content, including through a potential network.

Additional Information
Additional business metrics are made available to investors on a monthly basis on our corporate website - corporate.wwe.com.
Note: WWE will host a conference call on November 1, 2012 at 11:00 a.m. ET to discuss the Company's earnings results for the third quarter of 2012. All interested parties can access the conference call by dialing 855-993-1400 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Shanghai, Singapore and Tokyo. Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television and pay-per-view programming distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent

McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and traveling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business; risks relating to increasing content production for distribution on various platforms, including the potential creation of a WWE Network; risks relating to our computer systems and online operations; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net revenues	$104,197	$108,518	$368,913	$370,979

Cost of revenues (including amortization and impairments of feature film production assets of $2,132 and $8,151, respectively, and $7,776 and $23,832, respectively)	61,406	64,455	215,287	226,531
Selling, general and administrative expenses	32,459	24,567	98,920	83,485
Depreciation and amortization	5,307	3,593	14,046	10,872
Operating income	5,025	15,903	40,660	50,091
Investment income, net	635	484	1,679	1,458
Interest expense	(457)	(151)	(1,354)	(246)
Other expense, net	(203)	(661)	(746)	(1,082)
Income before income taxes	5,000	15,575	40,239	50,221
Provision for income taxes	1,473	4,984	9,440	16,760
Net income	$3,527	$10,591	$30,799	$33,461
Earnings per share:
Basic and diluted	$0.05	$0.14	$0.41	$0.45
Weighted average common shares outstanding:
Basic	74,681	74,328	74,542	74,142
Diluted	74,845	74,707	74,864	74,740

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of
	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$52,693	$52,491
Short-term investments, net	94,406	103,270
Accounts receivable (net of allowances for doubtful accounts and returns
of $12,891 and $12,561, respectively)	58,959	56,741
Inventory	2,189	1,658
Deferred income tax assets	10,994	11,122
Prepaid expenses and other current assets	12,867	14,461
Total current assets	232,108	239,743
PROPERTY AND EQUIPMENT, NET	100,833	96,562
FEATURE FILM PRODUCTION ASSETS, NET	22,790	23,591
TELEVISION PRODUCTION ASSETS	5,759	251
INVESTMENT SECURITIES	5,000	10,156
OTHER ASSETS	10,797	8,321
TOTAL ASSETS	$377,287	$378,624
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$1,262
Accounts payable and accrued expenses	42,261	46,283
Deferred income	22,895	21,709
Total current liabilities	65,156	69,254
LONG-TERM DEBT	—	359
NON-CURRENT INCOME TAX LIABILITIES	3,043	5,634
NON-CURRENT DEFERRED INCOME	6,999	8,234
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock: ($.01 par value; 180,000,000 shares authorized;
29,244,199 and 28,254,874 shares issued and outstanding as of
September 30, 2012 and December 31, 2011, respectively)	293	283
Class B convertible common stock: ($.01 par value; 60,000,000 shares authorized;
45,500,830 and 46,163,899 shares issued and outstanding as of
September 30, 2012 and December 31, 2011, respectively)	455	462
Additional paid-in capital	340,652	338,414
Accumulated other comprehensive income	4,162	3,262
Accumulated deficit	(43,473)	(47,278)
Total stockholders’ equity	302,089	295,143
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$377,287	$378,624

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2012	September 30, 2011
OPERATING ACTIVITIES:
Net income	$30,799	$33,461
Adjustments to reconcile net income to net cash provided
by operating activities:
Amortization and impairments of feature film production assets	7,776	23,832
Depreciation and amortization	14,046	10,872
Realized gains on sale of investments	(196)	(32)
Amortization of bond premium	1,745	1,958
Amortization of debt issuance costs	461	51
Stock compensation costs	2,791	2,692
Provision for allowance for bad debts	1,204	17
Services provided in exchange for equity instruments	219	—
Loss on disposal of property and equipment	40	—
Provision for (benefit from) deferred income taxes	2,052	(4,348)
Excess tax benefits from stock-based payment arrangements	(6)	(138)
Changes in assets and liabilities:
Accounts receivable	(2,820)	2,866
Inventory	(531)	(347)
Prepaid expenses and other assets	(2,488)	1,905
Feature film production assets	(6,975)	(7,358)
Television production assets	(5,507)	—
Accounts payable and accrued expenses	(1,585)	(5,762)
Deferred income	(49)	(11,864)
Net cash provided by operating activities	40,976	47,805
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(26,697)	(10,466)
Purchases of short-term investments	(18,639)	(33,472)
Proceeds from sales and maturities of investments	37,271	25,314
Purchase of cost method investment	(5,000)	—
Net cash used in investing activities	(13,065)	(18,624)
FINANCING ACTIVITIES:
Repayments of debt	(1,621)	(868)
Debt issuance costs		(1,844)
Dividends paid	(26,845)	(38,879)
Issuance of stock, net	751	833
Excess tax benefits from stock-based payment arrangements	6	138
Net cash used in financing activities	(27,709)	(40,620)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	202	(11,439)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	52,491	69,823
CASH AND CASH EQUIVALENTS, END OF PERIOD	$52,693	$58,384
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Non-cash purchase of property and equipment	$1,609	$—

World Wrestling Entertainment, Inc.
Supplemental Information – EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net income	$3,527	$10,591	$30,799	$33,461
Provision for income taxes	1,473	4,984	9,440	16,760
Investment, interest and other expense (income), net	25	328	421	(130)
Depreciation and amortization	5,307	3,593	14,046	10,872
EBITDA	$10,332	$19,496	$54,706	$60,963

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company's definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company's performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Profit contribution	$42.8	$44.0	$153.6	$144.4

Adjustments (Added back):
Film impairment charge	—	5.1	0.8	11.2

Adjusted Profit contribution	42.8	49.1	154.4	155.6

Selling, general and administrative expenses	32.5	24.5	98.9	83.4

Adjustments (Added back):
Network-related expenses	(2.1)	—	(5.9)	—

Adjusted Selling, general and administrative expenses	30.4	24.5	93.0	83.4

Depreciation and amortization	5.3	3.6	14.0	10.9

Operating income	$5.0	$15.9	$40.7	$50.1

Adjusted Operating income	$7.1	$21.0	$47.4	$61.3

EBITDA	$10.3	$19.5	$54.7	$61.0

Adjusted EBITDA	$12.4	$24.6	$61.4	$72.2

Non-GAAP Measure:

Adjusted Profit contribution, Adjusted Selling, general and administrative expenses, Adjusted Operating income and Adjusted EBITDA exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Operating income	$5.0	$15.9	$40.7	$50.1

Adjustments (Added back):
Film impairment charge	—	5.1	0.8	11.2
Network-related expenses	2.1	—	5.9	—

Adjusted Operating income	$7.1	$21.0	$47.4	$61.3

Investment, interest and other (expense) income, net	—	(0.3)	(0.4)	0.1

Adjusted Income before taxes	7.1	20.7	47.0	61.4

Provision for taxes	1.5	5.0	9.5	16.8

Adjustments (Added back):
Previously unrecognized tax benefits	—	—	4.1	—
Change due to operating adjustments	0.6	1.6	1.9	3.5

Adjusted Provision for taxes	2.1	6.6	15.5	20.3

Adjusted Net income	$5.0	$14.1	$31.5	$41.1

Adjusted Earnings per share:
Basic and diluted	$0.07	$0.19	$0.42	$0.55

Weighted average common shares outstanding (In thousands):
Basic	74,681	74,328	74,542	74,142
Diluted	74,845	74,707	74,864	74,740

Non-GAAP Measure:
Adjusted Operating income, Adjusted Income before taxes, Adjusted Provision for taxes, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net cash provided by operating activities	$(3,763)	$8,487	$40,976	$47,805

Less cash used for capital expenditures:
Purchase of property and equipment	(4,333)	(3,587)	(21,866)	(8,683)
Purchase of other assets	(4,815)	(99)	(4,831)	(1,783)

Free Cash Flow	$(12,911)	$4,801	$14,279	$37,339

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.